Exhibit 99.(p)(ii)

Rule 17j-1 Code of Ethics

APPLICABILITY

Trajectory Asset Management LLC

I. PURPOSE

Trajectory Asset Management LLC (“Trajectory”) has a fiduciary duty to act solely for the benefit of investment clients. This Code of Ethics (the “Code”) has been adopted in accordance with Section (c) of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Act”). Rule 17j-1 prohibits fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment clients, if effected by affiliated persons of Trajectory. The purpose of this Code is to provide policies and procedures consistent with the Act as required under Rule 17j-1, and Rule 204A-1 under the Investment Advisers Act of 1940, as amended.

It is unlawful for any affiliated person of the investment adviser of a registered investment company, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by such registered investment company, to:

(1)          employ any device, scheme or artifice to defraud such registered investment company;

(2)          make any untrue statement of a material fact to such registered investment company or omit a material fact necessary in order to make statements to the registered investment company, in light of the circumstances under which they are made, not misleading;

(3)          engage in any act, practice or course of business that operates or would operate as fraud or deceit with respect to such registered investment company; or

(4)          engage in any manipulative practice with respect to such registered investment company.

In addition, it is clearly in Trajectory’s best interest as a professional investment advisory organization to avoid conflicts of interest or even the appearance of such conflicts of interest. While it is impossible to anticipate all instances of potential conflict, Access Persons, as defined herein, have a duty to routinely act in the best interest of Trajectory and its investment clients.

II. STATEMENT OF GENERAL FIDUCIARY PRINCIPLES AND STANDARDS OF BUSINESS CONDUCT

In light of its professional and legal responsibilities, Trajectory believes that it is appropriate to restate and periodically distribute the Code to all Access Persons. Trajectory’s aim is to be as reasonable as possible with respect to internal procedures, while simultaneously protecting the organization and its clients from damage that could arise from a situation involving a real or apparent conflict of interest. While it is not possible to identify all possible situations in which conflicts might arise, this Code is designed to set forth Trajectory’s policy regarding the conduct of Access Persons, as defined herein, in those situations in which conflicts are most likely to develop.

The following fiduciary principles and standards of business conduct shall govern personal investment activities and the interpretation and administration of this Code:

(1)          The interests of Investment Clients must be placed first at all times.

(2)          It is imperative that Access Persons avoid any situation that might compromise or call into question their duty to always consider the best interests of clients.

(3)          All personal securities transactions must be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

(4)          Access Persons should not take inappropriate advantage of their positions.

(5)          Access Persons must comply with applicable Federal Securities Laws, as defined below.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty to Investment Clients. If you have any doubt as to the propriety of any activity, you should consult the Compliance Officer as defined in the following section.

III. DEFINITIONS

A.            “Adviser” means Trajectory Asset Management LLC (“Trajectory”).

B.            “Access Person”, as defined herein means:

(1)          any director, officer, manager, employee, or Advisory Person of the Adviser; and

(2)          any other persons designated by the Compliance Officer as having access to nonpublic trading information for Investment Clients or nonpublic information regarding the portfolio holdings of any reportable fund.

C.            “Advisory Person”, as defined herein means:

(1)          any director, officer, general partner or employee of the Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by an Investment Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(2)          any natural person in a control relationship, or deemed by the Compliance Officer to be in a control relationship, to the Adviser who obtains information concerning the recommendations made to an Investment Client with regard to the purchase or sale of a Covered Security.

NOTE: Examples of Advisory Persons are Investment Client Portfolio Managers, Traders, and Analysts.

D.            “Affiliated Company” means a company, which is an affiliated person as set forth below.

E.             “Affiliated Person” means:

(1)          any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person;

(2)          any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

(3)          any person directly or indirectly controlling, controlled by, or under common control with, such other person;

(4)          any officer, director, partner, copartner, or employee of such other person;

(5)          if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof;

(6)          if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

F.                                      “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

G.                                    “Beneficial Ownership” Under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, a person has a Beneficial Ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.

(1)          The term “pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.

(2)          The term “indirect pecuniary interest” includes the following:

a.               securities held by members of the person’s immediate family sharing the same household; the term “immediate family” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, as well as adoptive relationships;

b.              a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership;

c.               a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function, with exception;

d.              a person’s right to dividends that is separated or separable from the underlying securities;

e.               a person’s interest in securities held by certain trusts;

f.                 a person’s right to acquire equity securities through the exercise or conversion of any derivative security*, whether or not presently exercisable; and

g.              a person who is a shareholder of a corporation or similar entity does not have a pecuniary interest in portfolio securities held by the corporation or entity, if the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation’s or the entity’s portfolio.

*The term “derivative security” means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security.

H.                                    “Control” means:

(1)          the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company; and

(2)          ownership of more than 25% of the voting securities of a company, either directly or through one or more controlled companies (excludes natural persons).

I.                                         “Covered Security”, as defined in Section 2(a)(36) of the Act, means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Covered Security” shall not include: (i) direct obligations of the U.S. Government, as described below; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by registered open-end investment companies; (iv) futures and options on futures; (v) index-based securities; and (vi) commodities.

J.                                      “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

K.                                    “Government Security” means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the U.S. Government pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

L.                                     “Investment Client” means (i) any investment company registered as such under the Act, any series thereof, or any component of such series for which Trajectory acts as investment adviser; or (ii) any private account for which Trajectory acts as investment adviser.

M.                                  “Person” means a natural person or a company.

N.                                    “Personal Securities Transaction” means:

(1)          transactions for an Access Person’s own account, including IRA’s;

(2)          transactions for an account in which the Access Person has indirect Beneficial Ownership, unless the Access Person has no direct or indirect influence or control over the account. Accounts involving family (including husband, wife, minor children or other dependent relatives), or accounts in which the Access Person has a beneficial interest (such as a trust for which the Access Person is an income or principal beneficiary) are included within the meaning of “indirect beneficial interest”; and

(3)          situations wherein the Access Person has a substantial measure of influence or control over an account, but neither the Access Person nor his or her family has any direct or indirect beneficial interest (e.g., a trust for which the Access Person is a trustee but not a direct or indirect beneficiary).(1)

O.                                   “Portfolio Manager” means the person (or one of the persons) primarily responsible for the day-to-day management of an Investment Client’s portfolio.

P.                                     “Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or Rule 504, Rule 505 or Rule 506 thereunder.

Q.                                   “Public Offerings”

(1)          Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(2)          Secondary Offering means an offering of previously issued securities, registered under the Securities Act of 1933, held by large investors who resell such securities at a higher price.

R.                                    “Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a security.

S.                                     “Reportable Fund” means:

(1)          any fund for which the Adviser serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940; or

(2)          any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.  For purposes of this section, control has the same meaning as it does in Section 2(a)(9) of the Investment Company Act.

T.                                     “Reportable Security” means a security as defined in Section 202(a)(18) of the Investment Advisers Act, except that it does not include:

(1)          direct obligations of the Government of the United States;

(2)          banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)          shares issued by money market funds;

(4)          shares issued by open-end funds other than Reportable Funds; and

(5)          shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

U.                                     “Compliance Officer” means the person designated by Trajectory as responsible for the review of personal trading activity conducted by Access Persons.(2)

V.                                    “Securities Held or to be Acquired” by an Investment Client means:

(1)          any Covered Security which, within the most recent 7 days, has been considered for purchase or sale for Investment Clients; and

(2)          any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described above.

IV. PROHIBITIONS AND RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS

The following prohibitions and restrictions apply to Access Persons with respect to accounts for which they have Beneficial Ownership. Note: Certain transactions as defined in Section V below may be exempt from these prohibitions and restrictions.

A.                                    Access Persons.   No Access Person may:

(1)          engage in any act, practice or course of conduct which would violate the provisions of the Rule as set forth in this Code;

(2)          purchase or sell, directly or indirectly, any Covered Security in which he/she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his/her actual knowledge at the time of such purchase or sale is being (a) considered for purchase or sale by an Investment Client, or (b) purchased or sold by any portfolio of the Investment Client;(3)

(3)          disclose to other persons the Covered Securities activities engaged in or contemplated for the various portfolios of the Investment Clients;

(4)          recommend any Covered Securities transaction for an Investment Client without having disclosed his or her interest, if any, in such securities, including without limitation:

a.               his or her direct or indirect Beneficial Ownership of any securities or such issuer;

b.              any contemplated transaction by such person in such securities;

c.               any position with such issuer or its affiliates; and

d.              any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such Access Person in such securities or issuer is not material to his or her personal net worth and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by the company or on the market for the securities generally, such Access Person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

(5)          execute a Covered Securities transaction, other than a securities transaction specifically exempted by this Code, on a day during which any Investment Client has a pending “buy” or “sell” order in that same security;

(6)          profit from short term trading in Covered Securities (or in shares of any registered investment company advised by the Adviser) defined as trades initiated and closed within a 60 day period. Note: While this policy is not intended to prohibit Access Persons from suffering losses from trades conducted within the short term trading period, the Adviser strongly discourages short-term trading by Access Persons, and exceptions to this prohibition must be granted by the Compliance Officer;

(7)          directly or indirectly acquire beneficial ownership in securities in an initial public offering (IPO) or in a secondary offering without the prior approval of the Compliance Officer. In considering such a request for approval, the Compliance Officer will determine whether the proposed transaction presents a conflict of interest with any Investment Client or otherwise violates the Code. The Compliance Officer will also determine whether the transaction otherwise meets the requirements of NASD Rule 2790.

(8)          directly or indirectly acquire beneficial ownership in securities in a Private Placement without the prior approval of the Compliance Officer. The Compliance Officer will consider, among other factors, whether Investment Clients should have first preference for the investment opportunity, and whether the opportunity is being offered to an individual by virtue of his or her position with the Investment Client or as a reward for past transactions. Access Persons who have been authorized to acquire securities in a Private Placement must disclose the Private Placement investment if he/she plays a material role in an Investment Client’s subsequent investment decision regarding the same issuer. In the circumstances above, the Access Person’s decision to purchase the security for an Investment Client’s account will then be subject to an independent review by an investment professional with no personal interest in the transaction; or

(9)          serve on the board of directors of a publicly traded company without prior written approval from the Compliance Officer.

B.                                    Advisory Persons.  No Advisory Person may:

(1)          engage in any conduct set forth above in Section IV. A(1) through (9); or

(2)          purchase or sell a Covered Security within at least 7 calendar days before and after he/she trades in that same Covered Security on behalf of an Investment Client (Blackout Period).

V. PRECLEARANCE

A.                                    Preclearance. Except as specifically exempted below and otherwise in this Code, all Access Persons must obtain preclearance from the Compliance Officer prior to executing transactions in Covered Securities (or in shares of any registered investment company advised by the Adviser) for any account in which he/she has Beneficial Ownership. Any Portfolio Manager wishing to effect a personal securities transaction which might be viewed as contrary to a position held in any portfolio for which he/she serves as Portfolio Manager must document the contrary opinion on the preclearance request. The Compliance Officer will review any potential conflict of interest as part of its normal preclearance procedure. The only exceptions to the preclearance requirement are purchases through an Automatic Investment Plan, automatic employee stock purchase plan acquisitions, transactions in registered open-end investment companies (other than those advised or sub-advised by the Adviser), Government securities, commercial paper, bankers’ acceptances, bank certificates of deposit, high-quality short-term debt instruments, exempted transactions, or any other instrument that is not a Covered Security. Please note, however, that most of these transactions must be reported quarterly even though they are exempt from preclearance. See Section VIII for reporting requirements.

B.                                    Transactions Requiring Preclearance. All Access Persons must “preclear” all securities transactions which are not specifically exempted in Section VI below.

C.                                    Preclearance Approval Window. Preclearance for personal securities transactions for publicly traded securities will be in effect for one trading day only. This “one trading day” policy is interpreted as follows:  If clearance is granted at a time when the principal market in which the security trades is open, clearance is effective for the remainder of that trading day until the opening of that market on the following day.(4)

VI. EXEMPTED TRANSACTIONS

The preclearance requirements described in Section V above do not apply to the following transactions however; these transactions must still be reported as outlined in Section VIII (“Reporting Requirements”):

A.                                    purchases or sales of securities conducted in any account which is managed on a discretionary basis by a person other than the Access Person, and with respect to which such Access Person does not in fact influence or control such transactions;

B.                                    purchases or sales of securities which are not eligible for purchase or sale by Investment Clients, and which are not related economically to securities purchased, sold or held by the Investment Client;

C.                                    securities transactions which are non-volitional on the part of either the Access Person or the Investment Client. Non-volitional transactions include gifts to an Access Person over which the Access Person has no control of the timing, and transactions which result from corporate action applicable to all similar security holders (such as splits, tender offers, mergers, stock dividends, etc.);

D.                                    purchases which are part of an Automatic Investment Plan;

E.                                      purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

F.                                      purchases or sales pre-approved by the Compliance Officer for which the Access Person presents a showing of good cause. Good cause will be deemed to exist where the Access Person is experiencing unexpected financial hardship. A change in an account’s investment objectives is not “good cause”;

G.                                    purchases or sales of index-based securities (i.e., iShares, QQQ, etc.).

VII. EXCEPTIONS

The Compliance Officer can grant exceptions from the prohibitions and restrictions outlined in this Code upon determining that the transaction for which an exception is requested would not violate the spirit of any policy embodied in this Code, and that an exception is appropriate to avoid an injustice to the Access Person in the particular factual situation. Factors the Compliance Officer may consider include:

(1)          the size and holding period of the Access Person’s position in the security;

(2)          the market capitalization of the issuer;

(3)          the liquidity of the security;

(4)          the reason for the Access Person’s requested transaction;

(5)          the amount and timing of Investment Client trading in the same or a related security; and

(6)          other relevant factors.

Any Access Person wishing to request an exception to the provisions outlined in this Code should submit a written request to the Compliance Officer setting forth the pertinent facts and justification for the exception. Written approval from the Compliance Officer must be received before the Access Person can engage in the particular activity.

VIII. REPORTING REQUIREMENTS

A.            Initial Holdings Reports. No later than 10 days after an Access Person becomes an Access Person or the adoption of this Code of Ethics, the Access Person must report the following information to the Compliance Officer:

(1)   the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership when the Access Person became an Access Person;

(2)          the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person as of the date the Access Person became an Access Person; and

(3) the date that the report is submitted to the Compliance Officer by the Access Person.

The information provided in an initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes an Access Person.

B.                                    Quarterly Transaction Reports (“Reports”). No later than 30 days after the end of each calendar quarter, all Access Persons must file with the Chief Compliance Officer a Quarterly Transaction Report containing the following information:

(1)          With respect to any transaction during the quarter in a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

a.               the transaction date, security title, and as applicable the exchange ticker symbol or CUSIP number, interest rate, maturity date (if applicable), number of shares, and principal amount of each Reportable Security involved;

b.              the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.               the price of the security at which the transaction was effected;

d.              the name of the broker, dealer or bank with or through which the transaction was effected; and

e.               the date that the report is submitted to the Compliance Officer by the Access Person.

(2)          Access Persons must also provide information on any new brokerage or other accounts established during the quarter including the name of the broker, dealer or bank and the date the account was established.

An Access Person need not submit a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Adviser holds in its records, provided that the Adviser receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

An Access Person need not submit a transaction report with respect to transactions effected pursuant to an Automatic Investment Plan.

The Compliance Officer will remind all Access Persons to complete a Report on the last business day of each calendar quarter.  Completed Reports are sent directly to the Compliance Officer. The Compliance Officer reviews all Reports and personal securities transactions on a confidential basis.

NOTE: The Report requests information on all personal securities transactions conducted during the preceding quarter as defined above, except for transactions conducted in registered open-end investment companies (other than registered investment companies advised by the Adviser, or whose adviser or principal underwriter is controlled by, or under common control with, the Adviser), bankers’ acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements), U.S. Government securities, commodities, and futures and options on futures. Access Persons must also provide a detailed report on exempted transactions as defined in Section VI above.

Quarterly reports must be filed by all Access Persons, even if there were no reportable transactions during the quarter.

C.                                    Annual Holdings Reports. Annually, by January 30th, the following information must be submitted to the Compliance Officer as of the year ended December 31st:

(1)          the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership;

(2)          the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(3)          the date that the report is submitted to the Compliance Officer by the Access Person.

The information provided in an annual holdings report must be current as of a date no more than 45 days prior to the date the report was submitted.

D.                                    Certification. In addition, each Access Person shall submit to the Compliance Officer an initial and annual certification stating that:

(1)          he/she has read and understands this Code and recognizes that he/she is subject to its requirements;

(2)          he/she has complied with all requirements of this Code; and

(3)          he/she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

E.                                      Exceptions.  An Access Person need not make a report under this Section with respect to transactions effected for, and securities held in, any account over which the Access Person has no direct or indirect influence or control. See the definition of “Control” in Section III of this Code.

F.                                      Disclaimer. Reports may also contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission that the Access Person making the report has any direct or indirect Beneficial Ownership in the security to which the report relates.

G.                                    Duplicate Confirmations and Statements.  All Access Persons must direct their securities broker to send to the Compliance Officer, on a timely basis, (i) duplicate confirmations of all personal securities transactions; and (ii) copies of periodic statements for all securities accounts.

IX. CONFLICTS OF INTEREST

Access Persons (including Advisory Persons) should be aware that personal investment-related activities other than personal securities transactions, or gifts, and sensitive payments may involve conflicts of interest. Following are examples of situations involving real or potential conflicts; the example list is not an exhaustive list of situations to avoid.

A.                                    Inside Information.   Access Persons may not use “inside information” to conduct personal securities transactions or Investment Client transactions.

B.                                    Use of Information.   Information acquired in connection with employment by Trajectory may not be used in any way which might be contrary to or in competition with the interests of Investment Clients. Access Persons are reminded that certain Investment Clients have specifically required that Trajectory treat their relationship with confidentiality.

C.                                    Disclosure of Information.   Information relating to actual or contemplated investment decisions, research priorities, and Investment Client interests may not be disclosed to persons outside Trajectory (other than investment clients or their agents), and may in no way be used for personal gain.

D.                                    Outside Activities.   All outside relationships such as directorships, trusteeships, and membership in investment organizations (e.g., an investment club) should be discussed with the Compliance Officer prior to the acceptance of such position.

X. ADMINISTRATION OF THE CODE BY ETHICS COMMITTEE AND/OR COMPLIANCE OFFICER

Adherence to the Code is considered a basic condition of employment with Trajectory.  Each Access Person shall be provided with a copy of the Code and any amendments, and each Access Person must provide the Compliance Officer with a written acknowledgement of his or her receipt of the Code and any amendments.

A.                                   Review of Personal Securities Transactions.   The Compliance Officer will review all personal securities transactions conducted by Access Persons to ensure that no conflict exists with Investment Client trades.

B.                                     Monitoring.   The Compliance Officer also monitors compliance with the Code and reviews such violations of the Code as they may occur.

C.                                     Reporting.   Trajectory shall submit a written report, no less frequently than annually, to the Boards of Directors or Trustees of the various Investment Companies for which Trajectory serves as investment adviser (the “Boards”).  Trajectory’s written reports will:

(1)        Describe any issues arising under the Code, or procedures instituted to prevent violations of the Code, since the last report to the Boards, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(2)        Certifies that Trajectory has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

D.                                    Reporting of Violations By Access Persons.  Each Access Person must report any violations of this Code promptly to the Compliance Officer.

E.                                      Classification of Access Persons.  The Compliance Officer has the authority to reclassify an Access Person based on the Access Person’s trading activity. Management will determine what action or sanctions are appropriate in the event of a violation of this Code.

XI. SANCTIONS

Upon discovering a violation of this Code, Trajectory may impose such sanctions as it deems appropriate, including, among other things, a letter of censure, disgorgement of profits, suspension, or termination of employment of the violator or any other penalty that the Compliance Officer deems to be appropriate.

Trajectory has little tolerance for Personal Investing deviations, thus Access Persons and Advisory Persons will ordinarily be penalized for any such deviations.

XII. CONFIDENTIALITY

All information obtained from any Access or Advisory Persons under this Code shall be kept in strict confidence, except that reports of transactions will be made available to the Securities and Exchange Commission or any other regulator or self-regulatory organization to the extent required by law or regulation.

XIII. ADDITIONAL DISCLOSURE

Each Investment Client that is a registered investment company will disclose the following information in its Statement of Additional Information:

(1)          that the Investment Company, its Advisers, and Underwriter have adopted this Code;

(2)          that the Code permits Access Persons to invest in securities for their personal accounts; and

(3)          that the Code is on public file with, and is available from, the Securities and Exchange Commission.

XIV. AMENDMENTS

All material amendments to this Code must be in writing and must be approved by a majority of the Board of Trustees, including a majority of the disinterested trustees, as required by the 1940 Act, of any registered investment company advised by the Adviser.  The Board of Trustees must approve a material amendment to this code within six months of adoption of the material amendment.

Effective June 3, 2004, as amended effective February 1, 2005.

(1) Such transactions are not subject to the pre-clearance requirements in Section V. However, in all transactions involving this type of an account, Access Persons should conform to the spirit of the Code and avoid any activity which might appear to conflict with Investment Clients or the Access Person’s position with the Adviser.

(2) The Compliance Officer is Kim H. Erle, who can be reached at 212.755.5070 x112.

(3)The Adviser, and any and all Access Persons or Advisory Persons thereof, shall not be deemed to have actual knowledge, for purposes hereof, of securities transactions effected for any Investment Client, series thereof, or component of such series, for which the Adviser is not the investment adviser.

(4)Trading hours are 9:30 a.m. to 4:00 p.m., Eastern Time.